Mail Stop 6010

      	September 7, 2005

Ms. Barbara Woody
Controller and Principal Accounting Officer
American Medical Technologies, Inc.
5655 Bear Lane
Corpus Christi, TX 78405

      Re:	American Medical Technologies, Inc.
      Form 10-KSB for Fiscal Year Ended December 31, 2004
      Filed March 31, 2005
      File No. 000-19195

Dear Ms. Woody:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant